SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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United Rentals, Inc.

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UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc., will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870 on May 28, 2003, at 3:00 p.m. local time, for the following purposes:

1.	election of two directors by the holders of our common stock and Class D-1 Perpetual Convertible Preferred Stock;

2.	election of two directors by the holders of our Series C Perpetual Convertible Preferred Stock;

3.	ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003; and

4.	transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

The meeting may be adjourned from time to time and at any reconvened meeting action with respect to the matters specified in this notice may be taken without further notice to stockholders except as may be required by our by-laws. Stockholders of record at the close of business on April 24, 2003 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments thereof.

By Order of the Board of Directors,

JOHN N. MILNE

Corporate Secretary

April 30, 2003

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE.

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06830

April 30, 2003

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the board of directors of United Rentals, Inc., of proxies to be voted at our 2003 annual meeting of stockholders to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on May 28, 2003, at 3:00 p.m. local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof. This proxy statement and the accompanying materials are being mailed on or about May 1, 2003.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the meeting has been established as the close of business on April 24, 2003.

Voting Securities Outstanding on Record Date

Set forth below is information concerning our outstanding voting securities.

Common Stock.    As of the record date, there were 77,119,888 shares of our common stock outstanding.

Series C Preferred.    As of the record date, there were 300,000 shares of our Series C Perpetual Convertible Preferred Stock (“Series C Preferred”) outstanding. Each share of Series C Preferred is convertible into 40 shares of common stock (subject to adjustment). On the record date, the outstanding shares of Series C Preferred were convertible into an aggregate of 12,000,000 shares of common stock.

Series D Preferred (Class D-1).    As of the record date, there were 105,252 shares of our Class D-1 Perpetual Convertible Preferred Stock (“D-1 Preferred”) outstanding. Each share of D-1 Preferred is convertible into 33 1/3 shares of common stock (subject to adjustment). On the record date, the outstanding shares of D-1 Preferred were convertible into an aggregate of 3,508,400 shares of common stock.

Right to Vote

The right of the holders of our securities to vote at the meeting is as follows:

Election of two directors by the holders of our common stock and D-1 Preferred.    One of the matters to be considered at the meeting is the election of two directors by the holders of our common stock and D-1 Preferred. The holders of the common stock and the holders of the D-1 Preferred will have the right to vote together, as a single class, for the election of these directors. With respect to this matter, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held and (ii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held. The holders of the Series C Preferred will not have the right to vote on this matter.

Election of two directors by the holders of our Series C Preferred.    One of the matters to be considered at the meeting is the election of two directors by the holders of our Series C Preferred. Only the holders of the Series C Preferred (and not the holders of the common stock or the D-1 Preferred) will have the right to vote on this matter. With respect to this matter, each holder of record of Series C Preferred as of the record date will be entitled to one vote for each share held.

All Other Matters.    The holders of the common stock, the Series C Preferred and the D-1 Preferred will have the right to vote together, as a single class, on all matters properly brought before the meeting, other than election of directors. With respect to these matters, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held, (ii) each holder of record of Series C Preferred as of the record date will be entitled to 40 votes for each share held and (iii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held.

Quorum

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the meeting for any matter, it will be deemed present for all other matters. Shares held by a nominee for a beneficial owner that are voted on any matter and abstentions will be included in determining the number of shares present. Shares held by a nominee for a beneficial owner that are not voted on any matter will not be included in determining the number of shares present.

Right to Revoke Proxies

Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) giving us written notice of such revocation, (ii) voting in person at the meeting or (iii) executing and delivering to us a later-dated proxy. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Corporate Secretary.

Method and Cost of Solicitation

We will solicit proxies by mail and may also solicit proxies by other means such as personal interview, telephone or e-mail.

We will bear all costs associated with soliciting proxies for the meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our full board of directors has 12 members in the absence of any vacancies. Ten of our directors are elected by the holders of our common stock and D-1 Preferred, voting together as a single class, and two are elected by the holders of our Series C Preferred. The 10 directors that are elected by the holders of our common stock and D-1 Preferred are divided into three classes. Each class is elected to serve a three-year term. The terms of the classes are staggered so that the term of only one class expires each year. Absent vacancies, Class 1 and Class 2 would each have three members and Class 3 would have four members. There are currently 9 directors on the board and three vacancies. There is a vacancy in each of Class 1, Class 2 and Class 3.

Election of Two Class 2 Directors by the Holders of Our Common Stock and D-1 Preferred

Nominees

The term of the Class 2 directors will expire at the meeting. The current members of this class are Ronald M. DeFeo and Gerald Tsai, Jr. The board has nominated each of these directors to stand for re-election at the meeting as a Class 2 director. Each Class 2 director elected at the meeting will hold office until our annual meeting of stockholders in 2006 and until his successor is elected and qualified.

Voting

Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned two nominees. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy. Directors will be elected at the meeting by a plurality of the votes cast (i.e., the two nominees receiving the greatest number of votes will be elected as directors).

Election of Two Directors by the Holders of Our Series C Preferred

As described under “—Right of Holders of Series C Preferred to Elect Directors,” the holders of the Series C Preferred, voting separately as a single class, currently have the right to elect two directors. The two directors currently serving on our board that were elected by the holders of the Series C Preferred are Leon D. Black and Michael S. Gross. All of the outstanding shares of Series C Preferred are currently held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, “Apollo”). The holders of the Series C Preferred have indicated to us that they expect to vote for the re-election of Messrs. Black and Gross as directors. Messrs. Black and Gross are affiliated with Apollo.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our directors and executive officers.

Name	Age	Position(1)
Bradley S. Jacobs	46	Chairman, Chief Executive Officer and Director

Wayland R. Hicks	60	Vice Chairman, Chief Operating Officer and Director

John N. Milne	43	Vice Chairman, President, Chief Financial Officer, Chief Acquisition Officer, Secretary and Director

Leon D. Black	51	Director(2)

Ronald M. DeFeo	51	Director

Michael S. Gross	41	Director(2)

John S. McKinney	48	Director

Gerald Tsai, Jr.	74	Director

Christian M. Weyer	78	Director

(1)	For information concerning the term served by directors, see “—Right of Holders of Series C Preferred to Elect Directors” and “—Classification of Directors.”
(2)	Messrs. Black and Gross were elected directors by the holders of the Series C Preferred. See “—Right of Holders of Series C Preferred to Elect Directors.”

Bradley S. Jacobs has been Chairman, Chief Executive Officer and a director of our company since its formation in September 1997. Mr. Jacobs founded United Waste Systems, Inc. and served as its Chairman and Chief Executive Officer from its inception in 1989 until the sale of the company in August 1997. From 1984 to July 1989, Mr. Jacobs was Chairman and Chief Operating Officer of Hamilton Resources Ltd., an international trading company, and from 1979 to 1983, he was Chief Executive Officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded.

Wayland R. Hicks has been Chief Operating Officer of our company since November 1997 and a director since June 1998. He also served as President of our company during the period from November 1997 until September 1998, when he became Vice Chairman. Mr. Hicks previously held various senior executive positions at Xerox Corporation where he worked for 28 years (1966-1994). His positions at Xerox Corporation included Executive Vice President, Corporate Operations (1993-1994), Executive Vice President, Corporate Marketing and Customer Support Operations (1989-1993) and Executive Vice President, Engineering and Manufacturing—Xerox Business Products and Systems Group (1987-1989). Mr. Hicks also served as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. (1994-1995) and as Chief Executive Officer and President of Indigo N.V. (1996-1997). He is also a director of Maytag Corporation.

John N. Milne has been Vice Chairman, Chief Acquisition Officer and a director of our company since its formation in September 1997, has been President since June 2001 and has been Chief Financial Officer since December 2002. Mr. Milne was Vice Chairman and Chief Acquisition Officer of United Waste Systems, Inc. from 1993 until August 1997 and held other senior executive positions at United Waste from 1990 until 1993. From September 1987 to March 1990, Mr. Milne was employed in the Corporate Finance Department of Drexel Burnham Lambert Incorporated.

Leon D. Black became a director of our company in January 1999. Mr. Black is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds). Mr. Black is also a director of Sequa Corporation, Allied Waste Industries, Inc., AMC Entertainment Inc., Sirius Satellite Radio Inc. and Wyndham International, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai Hospital, Lincoln Center for the Performing Arts, Vail Valley Foundation, The Metropolitan Museum of Art, The Jewish Museum, Prep for Prep, The Asia Society and Dartmouth College.

Ronald M. DeFeo has been a director of our company since October 1997. Mr. DeFeo is the Chairman, Chief Executive Officer, President and a director of Terex Corporation, a leading global provider of equipment for the manufacturing, mining and construction industries. Mr. DeFeo joined Terex in 1992 as President of the Terex heavy equipment group and was appointed President and Chief Operating Officer in 1993 and Chief Executive Officer in 1995. From 1984 to 1992, Mr. DeFeo held various management positions at Tenneco, Inc., including Senior Vice President and Managing Director of Case Europe. Mr. DeFeo is also a director of Kennametal, Inc.

Michael S. Gross became a director of our company in January 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds). Mr. Gross is also a director of Allied Waste Industries, Inc., Pacer International Inc., Saks Incorporated and Sylvan Learning Systems, Inc. Mr. Gross is the Chairman of the Board of the Mt. Sinai Children’s Center Foundation and serves as a trustee of the Trinity School and as a member of the Corporate Advisory Board for the University of Michigan Business School.

John S. McKinney became a director of our company in September 1998 following the merger of our company with U.S. Rentals. He also served as Vice President of our company until the end of 2000. Mr. McKinney served as Chief Financial Officer of U.S. Rentals from 1990 until the merger and as Controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including Assistant Controller, and at the accounting firm of Arthur Andersen & Co.

Gerald Tsai, Jr., became a director of our company in July 2002, having previously served as a director of our company from December 1997 to December 2001. Mr. Tsai served as Chairman, Chief Executive Officer and President of Delta Life Corporation, an insurance company, from 1993 until the sale of the company in October 1997. Mr. Tsai was Chairman of the Executive Committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, and served as Chief Executive Officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Sequa Corporation, Triarc Companies, Inc., and Zenith National Insurance Corp. and director emeritus of Saks Incorporated. He also serves as an honorary trustee of Boston University and trustee of NYU Hospitals Center, the New York University School of Medicine Foundation and the Norton Museum of Art.

Christian M. Weyer became a director of our company in December 1998. Mr. Weyer has been in the international banking business for 35 years and has served as President of Enerfin S.A., an international trade and financial advisory firm, since 1985. From May 1988 to December 1992, Mr. Weyer was a member of senior management at Banque Indosuez in Geneva, Switzerland, with responsibility for matters relating to commercial banking, and from 1971 to 1985, held various senior management positions at Banque Paribas and its affiliates (including President of Banque Paribas (Suisse) in Geneva during 1984). Prior to 1971, Mr. Weyer held senior management positions with Chase Manhattan Bank in Paris and in Geneva.

Right of Holders of Series C Preferred to Elect Directors

All 300,000 outstanding shares of our Series C Perpetual Convertible Preferred Stock (“Series C Preferred”) are held by Apollo.

The holders of the Series C Preferred, voting separately as a single class, have the right to elect:

•	two directors, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least eight million; or

•	one director, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least four million but less than eight million.

Based on the number of shares of Series C Preferred that are currently held by Apollo, the holders of the Series C Preferred have the right to elect two directors.

Any director that is elected by the holders of the Series C Preferred, voting separately as a single class, holds office until the next annual meeting of stockholders and the election and qualification of a successor (or the earlier resignation or removal of such director).

If the holders of the Series C Preferred do not have the right, voting separately as a single class, to elect any directors pursuant to provisions described above, then the holders of the Series C Preferred have the right to vote for the election of directors of our company together with the holders of the common stock, as a single class, with each share of Series C Preferred entitled to one vote for each share of common stock issuable upon conversion of such share of Series C Preferred.

Agreement Relating to Election of Directors

Mr. Hicks’ employment agreement provides that at each annual meeting of stockholders of our company that occurs during the term of the agreement and at which Mr. Hicks’ term as director is scheduled to expire, we will nominate Mr. Hicks for re-election as director.

Classification of Directors

The directors of our company (excluding any elected by the holders of the Series C Preferred) are divided into three classes as follows:

Class 1.    The members of this class are Messrs. Hicks and McKinney. The term of office of this class will expire at our annual meeting of stockholders in 2005. There is one vacancy in this class.

Class 2.    The members of this class are Messrs. DeFeo and Tsai. The term of office of this class will expire at our forthcoming annual meeting of stockholders. As described above, the board has nominated each of these directors to stand for re-election at the meeting for a new term that will expire at our annual meeting of stockholders in 2006. There is one vacancy in this class.

Class 3.    The members of this class are Messrs. Jacobs, Milne and Weyer. The term of office of this class will expire at our annual meeting of stockholders in 2004. There is one vacancy in this class.

At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

Meetings of the Board of Directors

During 2002, our company’s board of directors met seven times and acted by written consent ten times. During 2002, each current member of the board attended in excess of 75 percent of both (i) the total number of board meetings held during the period for which he was a director and (ii) the total number of meetings of each committee of the board on which the director served during the period for which he was on the committee.

Committees of the Board

The board of directors has the following standing committees:

Audit Committee

The Audit Committee’s charter is attached as Appendix A hereto. This charter was adopted on April 23, 2003, and replaces the charter for the Audit Committee that was previously in effect. The purposes of the Audit Committee under the new charter are to:

•	assist the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the Company’s compliance with legal and regulatory requirements; and

•	prepare the report required by the rules of the SEC to be included in our annual proxy statement and any other reports that the rules of the SEC may require of a company’s audit committee.

The members of the Audit Committee are Messrs. Gross, Tsai and Weyer. Each of the members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange. The board of directors has determined that each of Messrs. Gross and Tsai qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee met eight times in 2002.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was formed on February 27, 2003, and has not yet met. The principal responsibilities of this Committee are to:

•	recommend to the board those individuals that should be nominees for election or re-election to the board or otherwise appointed to the board (with authority for final approval remaining with the board);

•	develop, and recommend to the board, corporate governance guidelines for our company; and

•	oversee the evaluation processes for the board and management that may be required by any corporate governance guidelines that we adopt.

The members of the Nominating and Corporate Governance Committee are Messrs. Gross, Tsai and Weyer.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. If you wish to recommend a proposed nominee, please send your recommendation to United Rentals, Inc., Five Greenwich Office Park, Greenwich Connecticut 06830, Attention: Corporate Secretary. Any recommendation should include the name of the proposed nominee and a brief description of the nominees’ relevant skills and experiences. You should submit any recommendation for our 2004 annual meeting prior to December 1, 2003.

Compensation/Stock Option Committee

The responsibilities of the Compensation/Stock Option Committee include making recommendations with respect to the compensation to be paid to officers and directors, administering any stock plan in which officers or directors are eligible to participate and approving the grant of awards pursuant to any such plan. The members of this committee are Messrs. Weyer and Tsai. The Compensation/Stock Option Committee met two times in 2002.

Special Stock Option Committee

The responsibilities of the Special Stock Option Committee include administering any stock plan in which officers and directors are not eligible to participate and approving the grant of awards to persons who are not officers or directors. The members of this committee are Messrs. Jacobs and Milne.

Code of Business Conduct

In April 2003, the Board approved a Code of Business Conduct for employees, officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

The table below and the notes thereto set forth as of March 31, 2003 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our common stock by (i) each director and executive officer of our company, (ii) all executive officers and directors of our company as a group and (iii) each person known to us to be the owner of more than 5% of our common stock.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)(3)		Percent of Common Stock Owned (2)
Bradley S. Jacobs	9,634,367	(4)	11.4%
Wayland R. Hicks	1,101,944	(5)	1.4%
John N. Milne	2,283,915	(6)	2.9%
Leon D. Black	32,644	(7)	*
Ronald M. DeFeo	95,644	(8)	*
Michael S. Gross	32,644	(9)	*
John S. McKinney	678,951	(10)	*
Gerald Tsai, Jr	3,786	(11)	*
Christian M. Weyer	104,644	(12)	*
All executive officers and directors as a group (9 persons)	13,968,539	(13)	16.0%
Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.	16,776,133	(14)	18.1%
Capital Research and Management Company	8,369,800	(15)	10.9%
Colburn Music Fund	11,660,787	(16)	15.1%
U.S. Trust Corporation and United States Trust Company of New York	3,959,000	(17)	5.1%
Wasatch Advisors, Inc.	11,176,815	(18)	14.5%

*	Less than 1%.

(1)	Unless otherwise indicated, the address is c/o our company at Five Greenwich Office Park, Greenwich, CT 06830.
(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	In certain cases, includes securities owned by one or more entities controlled by the named holder.
(4)	Consists of 1,892,693 outstanding shares, 5,000,000 shares issuable upon the exercise of currently exercisable warrants, 2,650,000 shares issuable upon the exercise of currently exercisable options and 91,674 shares issuable upon conversion of 6½% convertible quarterly income preferred securities (Convertible QUIPS) issued by a subsidiary trust of United Rentals, Inc.
(5)	Consists of 576,944 outstanding shares and 525,000 shares issuable upon the exercise of currently exercisable options.

(6)	Consists of 1,085,251 outstanding shares, 714,286 shares issuable upon the exercise of currently exercisable warrants, 450,000 shares issuable upon the exercise of currently exercisable options and 34,378 shares issuable upon conversion of 6½% convertible quarterly income preferred securities (Convertible QUIPS) issued by a subsidiary trust of United Rentals, Inc.
(7)	Consists of 2,644 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 14.
(8)	Consists of 5,644 outstanding shares and 90,000 shares issuable upon the exercise of currently exercisable options.
(9)	Consists of 2,644 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 14.
(10)	Consists of 18,606 outstanding shares, 654,157 shares issuable upon the exercise of currently exercisable options and 6,188 shares issuable upon conversion of 6½% convertible quarterly income preferred securities (Convertible QUIPS) issued by a subsidiary trust of United Rentals, Inc.
(11)	Consists of 3,786 outstanding shares.
(12)	Consists of 74,644 outstanding shares and 30,000 shares issuable upon exercise of currently exercisable options.
(13)	Consists of 3,662,856 outstanding shares, 5,714,286 shares issuable upon the exercise of currently exercisable warrants, 4,459,157 shares issuable upon the exercise of currently exercisable options and 132,240 shares issuable upon conversion of 6½% convertible quarterly income preferred securities (Convertible QUIPS) issued by a subsidiary trust of United Rentals, Inc.
(14)	Consists of 1,442,800 outstanding shares, 12,000,000 shares issuable upon conversion of outstanding shares of our Series C Preferred Stock and 3,333,333 shares issuable upon conversion of outstanding shares of our Series D-1 Preferred Stock. Of the shares indicated, (i) 15,915,918 shares are owned by Apollo Investment Fund IV, L.P. (“AIFIV”) and (ii) 860,215 shares are owned by Apollo Overseas Partners IV, L.P. (“Overseas IV”). Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. (“Capital Management IV”) is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.
(15)	The share ownership information for Capital Research and Management Company (“Capital”) is as of March 31, 2003 and is based on information in a Schedule 13G filed by Capital. Capital has sole dispositive power and no voting power with respect to the indicated shares. Such shares are owned by various clients of Capital for whom Capital serves as an investment advisor. Capital’s address is 333 South Hope Street, Los Angeles, California 90071.
(16)	Consists of 11,660,787 outstanding shares. The address of Colburn Music Fund is P.O. Box 712070, Los Angeles, California 90071.
(17)	The share ownership information for U.S. Trust Corporation (“UST”) and United States Trust Company of New York (“USTNY”) is based on information in a Schedule 13G filed by UST and USTNY on February 12, 2003. UST and USTNY have shared voting power and shared dispositive power with respect to the indicated shares. UST and USTNY are banks. The address for UST and USTNY is 114 West 47th Street, New York, New York 10036.
(18)	The share ownership information for Wasatch Advisors, Inc. (“Wasatch”) is as of December 31, 2002 and is based on information in a Schedule 13G filed by Wasatch. Wasatch has sole voting and dispositive power with respect to the indicated shares. Wasatch is an investment advisor. Wasatch’s address is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

Agreement Relating to Certain Securities Held by an Executive Officer

The securities of our company currently owned by Mr. Milne include 518,251 shares of common stock and warrants to purchase 714,286 shares of common stock that we sold in a private placement prior to our initial public offering. In connection with the purchase of these securities, Mr. Milne entered into an agreement that provides that we, in our sole discretion, may, prior to September 1, 2005, repurchase such securities from him in the event that he breaches any agreement with us or acts adversely to the interest of our company. The amount to be paid by us in the event of a repurchase will be equal to $9.125 per share of common stock and $0.625 per warrant plus an amount representing a 4% annual return on such amounts from the date on which such securities were purchased.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth for the periods indicated information concerning the compensation paid to our executive officers.

	Annual Compensation(1)				Long-term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Securities Underlying Options		Restricted Stock Awards($)		All Other Compensation($)
Bradley S. Jacobs	2002	485,000	400,000	(2)	1,200,000	(3)	—		9,900	(4)
Chief Executive Officer	2001	485,000	—		—		19,040,000	(5)	37,200
	2000	485,000	—		—		—		1,500

Wayland R. Hicks	2002	450,000	300,000	(2)	325,000	(3)	—		10,500	(4)
Chief Operating Officer	2001 2000	450,000 450,000	— —		— —		11,900,000 —	(5)	9,900 1,500

John N. Milne	2002	335,000	300,000	(2)	300,000	(3)	—		9,900	(4)
President, Chief Acquisition officer and (from December 6, 2002) Chief Financial Officer	2001 2000	335,000 335,000	— —		— —		11,186,000 —	(5)	37,200 1,500

Michael J. Nolan	2002	267,462	—		—		—		7,840	(4)
Chief Financial Officer (until December 6, 2002)(6)	2001 2000	285,000 285,000	— —		— —		5,593,000 —	(5)	4,200 —

(1)	Under SEC rules, perquisites and other personal benefits for an executive are not required to be reported, unless the amount exceeds the lesser of (i) $50,000 and (ii) 10% of the executive’s annual salary plus bonus. For this calculation, in accordance with SEC rules, we value perquisites based on the aggregate incremental cost to provide the perquisite taking into account any portion of such costs that the executive is required to pay or reimburse. In 2002, executives reimbursed us for personal use of aircraft in the following amounts: (i) Mr. Jacobs ($204,348); Mr. Hicks ($19,124); Mr. Milne ($51,960); and Mr. Nolan ($110,800).
(2)	The executive’s bonus was paid 50% in cash and 50% in stock (valued at the closing price on the date the bonus was approved).
(3)	The options shown as having been granted to Messrs. Jacobs, Milne and Hicks in 2002 were originally granted in 1997 or 1998. The original grant of these options was reported in our proxy statement relating to our 1999 annual meeting. In April 2003, the compensation committee extended the expiration date of these options to April 10, 2013. The exercise price was not changed. For purposes of this compensation table and the following tables, we have treated the extension of the term of the original options as the cancellation of the old options and the grant of new options with a different expiration date. These options are all vested. The exercise price of these options are as follows: (i) for the options held by Messrs. Jacobs and Milne, the exercise price is $21.9375 and (ii) for the options held by Mr. Hicks, the exercise price is $21.9375 for 225,000 options, $20.00 for 50,000 options and $15.00 for 50,000 options.
(4)	The other compensation for each executive in 2002 included the following: (i) Mr. Jacobs ($1,500 matching contribution under our 401(k) plan and $8,400 for car allowance); (ii) Mr. Hicks ($1,500 matching contribution under our 401(k) plan, $8,400 for car allowance and $600 for denial of medical insurance coverage); (iii) Mr. Milne ($1,500 matching contribution under our 401(k) plan and $8,400 for car allowance); and (iv) Mr. Nolan ($7,840 for car allowance).

(5)	The number of shares of restricted stock awarded to each executive officer in 2001 was as follows: Mr. Jacobs (800,000 shares); Mr. Hicks (500,000 shares); Mr. Milne (470,000 shares); and Mr. Nolan (235,000 shares). The vesting requirements relating to such shares are described under “—Terms of Restricted Stock.” The only shares of restricted stock held by our executive officers are those reflected in the table. The dollar value shown in the table with respect to an executive represents the number of shares of restricted stock awarded to such executive times the closing price of our unrestricted common stock on the New York Stock Exchange on the date of grant. If such dollar values had been calculated based on the closing price as of December 31, 2002, the dollar value for each executive would be: Mr. Jacobs ($8.6 million); Mr. Hicks ($5.4 million); Mr. Milne ($5.1 million); and Mr. Nolan ($2.5 million). Upon termination of Mr. Nolan’s employment, 85% of his restricted shares were forfeited. The shares of restricted common stock have the same dividend rights as our unrestricted common stock.
(6)	Mr. Nolan’s employment with our company terminated on December 6, 2002.

Terms of Restricted Stock

In June 2001, we granted the restricted stock awards shown in the table above. The original grant agreements provided that the restricted stock held by the executive would vest on the first to occur of the following (except that clauses (4), (5) and (6) were not in Mr. Nolan’s agreement): (1) the 10th anniversary of the grant date if the executive is then employed by us, (2) a “change of control” (as defined in the agreement) occurs; (3) the executive dies, retires at or after age 60, or is permanently disabled while employed by us; (4) we terminate the executive’s employment without cause (as defined in the agreement); (5) the executive resigns after we fail to nominate him to continue as a director; (6) the executive resigns after we reduce his duties, authority, title or compensation; (7) the executive resigns after we direct him to relocate or substantially increase his travel; (8) the executive resigns after Mr. Jacobs resigns and Mr. Jacobs’ resignation is for one of the reasons enumerated in the preceding three clauses or (9) the compensation committee advises the executive that his award has been accelerated.

In April 2003, as part of the compensation committee’s review of 2002 compensation, the compensation committee accelerated the vesting of 18.2% of the restricted stock held by Messrs. Jacobs and Milne (145,534 shares, in the case of Mr. Jacobs, and 85,501 shares, in the case of Mr. Milne). The compensation committee also approved the following new vesting triggers (subject to the lock-up agreement described below) for Messrs. Jacobs and Milne (in addition to those provided for in the original grant agreements as described above): (1) if the average closing price for our common stock is at least $15.00 for at least 20 consecutive trading days, a portion of the remaining unvested shares held by Messrs. Jacobs and Milne will vest (400,000 shares, in the case of Mr. Jacobs, and 235,000 in the case of Mr. Milne) and (2) if the average closing price for our common stock is at least $20.00 for at least 20 consecutive trading days, all remaining unvested shares held be Messrs. Jacobs and Milne will vest. If any shares of restricted stock hereafter vest solely because of the new vesting triggers described in the preceding sentence, each of Messrs. Jacobs and Milne has agreed that, without our consent, he will not sell such shares prior to January 1, 2005. The compensation committee also provided that, for all purposes related to vesting, Messrs. Jacobs and Milne will be considered to be “employed” by us as long as the executive is either an employee, director or consultant of or to our company or its subsidiaries.

Mr. Nolan’s employment with our company terminated on December 6, 2002. Following termination of his employment, 15% of his restricted shares were vested and the balance forfeited. See “—Severance Agreement.”

Options

We did not grant any new options to executive officers in 2002 or in the preceding three years. We did, however, extend the expiration date of certain previously granted options as described in footnote

3 to the Summary Compensation Table above. The exercise price was not changed. For purposes of the following table, we have treated the extension of the term of the original options as the cancellation of the original options and the grant of new options with a different expiration date. The option extensions were approved in April 2003 as part of the compensation committee’s review of 2002 compensation. Accordingly, we are treating such options as having been granted in 2002 for purposes of providing the disclosure in the following table.

Option Grants In 2002(1)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Rate of Stock Appreciation for Option Term (2)
					5%	10%
Bradley S. Jacobs	1,200,000	47.1%	$21.9375	4/10/2013	—	$1,970,372

Wayland R. Hicks	225,000	9.2%	$21.9375	4/10/2013	—	$369,445
	50,000	2.0%	$20.00	4/10/2013	—	$178,974
	50,000	2.0%	$15.00	4/10/2013	$25,664	$428,974

John N. Milne	300,000	12.2%	$21.9375	4/10/2013	—	$492,593

(1)	All options shown in the table as having been granted in 2002 were originally granted in 1997 or 1998. As described above, we are treating these options as having been granted in 2002 because the expiration date of these options was extended as described in footnote 3 to the Summary Compensation Table. The exercise price was not changed.
(2)	The dollar amounts under these columns are the result of calculations at hypothetical 5% and 10% compounded annual appreciation rates prescribed by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of our common stock.

The following table summarizes the options exercised in 2002 by the executive officers named in the Summary Compensation Table above and the number and value of all options held by such executive officers. The information in the table is as of December 31, 2002.

Options Exercised in 2002 and Value of Options at End of 2002

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Bradley S. Jacobs	300,000	4,143,750	2,650,000	—	—	—
Wayland R. Hicks	700,000	10,521,875	525,000	—	—	—
John N. Milne	300,000	4,143,750	450,000	—	—	—
Michael J. Nolan	70,000	966,875	445,000	—	—	—

Compensation of Directors

Directors who are executive officers of our company are not paid additional compensation for serving as directors. The compensation for the other directors is as follows:

•	$20,000 annual retainer for serving as a director;

•	for each board meeting attended in person or by telephone, $1,000 (up to a maximum of $5,000 per year);

•	for each audit committee meeting attended, (i) in the case of the chairman, $1,000 (up to a maximum of $4,000 per year), and (ii) in the case of each other member, $750 (up to a maximum of $3,000 per year);

•	for each other committee meeting attended, (i) in the case of the chairman, $750 (up to a maximum of $3,000 per year), and (ii) in the case of each other member, $500 (up to a maximum of $2,000 per year).

We have a deferred compensation plan for our non-employee directors. Under this plan, a non-employee director may elect to defer receiving the fees that would otherwise be payable to him. Deferred fees are credited to a bookkeeping account and are deemed invested, at the director’s option, in either a money market fund or shares of our common stock. The director may choose between investing in unrestricted shares or restricted shares of our common stock. In the case of unrestricted shares, the shares are acquired at a price equal to the market value of the stock at the time of investment. In the case of restricted shares, the shares are acquired at a price equal to 83.3% of such market value. Restricted shares will vest as follows: (a) on each anniversary of the acquisition date, one-fifth of the shares will vest as long as the holder continues as a director and (b) if the holder dies or is disabled while a director, all of the shares will immediately vest.

We awarded Mr. Tsai 3,786 shares of restricted common stock upon his becoming a director. One fifth of these shares vested on December 31, 2002 and the balance will vest in equal installments on December 31 of the next four years. Vesting will accelerate upon a change of control or in the event that Mr. Tsai dies or is permanently disabled while serving as a director.

Employment Agreements and Change-in-Control Arrangements

We have entered into employment agreements with each of our executive officers identified above. Certain information with regard to these agreements is set forth below.

Base Salary.    Our executive officers are currently being paid base salaries at the following annual rates: Mr. Jacobs ($485,000), Mr. Hicks ($450,000) and Mr. Milne ($335,000). These salary levels reflect increases approved by our board, from time to time, and are above the minimum salary levels originally provided for by these agreements. The board has approved the following new base salaries effective October 1, 2003: Mr. Jacobs ($690,000), Mr. Hicks ($550,000) and Mr. Milne ($550,000).

Bonus.    The agreements do not provide for mandatory bonuses. However, the agreements provide that, in addition to the compensation specifically provided for, we may pay such salary increases, bonuses or incentive compensation as may be authorized by our board of directors.

Certain of the agreements provide that the employee is entitled to participate in certain specified insurance, retirement, compensation and benefit plans if such plans are made available to other specified executives of the company.

Term.    The employment agreements with the following executives provide that the term shall automatically renew so that at all times the balance of the terms will not be less than the period hereinafter specified with respect to such executive: Mr. Jacobs (five years) and Mr. Milne (five years). The employment agreement with Mr. Hicks provides for a term extending until November 2003, subject to extension by mutual agreement.

Termination and Severance.    Under each of the agreements, we or the employee may at any time terminate the agreement, with or without cause. However, we are required to make severance payments to the extent described below.

The employment agreement with Mr. Jacobs provides that he is entitled to severance benefits in the event that (i) his employment agreement is terminated by us without Cause (as defined in the employment agreement), (ii) he terminates his employment agreement for Good Reason (as defined in the employment agreement) or because of a breach by us of our obligations thereunder, (iii) his employment is terminated as a result of death or (iv) our company or he terminates the employment agreement due to his disability. The severance benefits include (a) a lump sum payment equal to 13.51 times the sum of his annual base salary at the time of termination plus the highest annual cash bonus paid to him in the preceding three years (except the multiple is five rather than 13.51 if the termination is due to death or disability) and (b) the continuation of his benefits for the remaining term. The term

“Good Reason” is defined in the employment agreement and includes, among other things, the assignment to him of any duties inconsistent with, or a diminution of, his position, duties, titles, offices, responsibilities, and status with our company or his removal from his current positions or any failure to reelect him to his current positions.

The employment agreement with Mr. Milne contains a severance provision that is the same as described above for Mr. Jacobs, except that the severance benefit is equal to (a) a lump sum payment equal to five times the sum of his annual base salary at the time of termination plus the highest annual bonus paid to him in the preceding three years and (b) the continuation of his benefits for the remaining term. The agreement with Mr. Milne also provides for a greater severance payment under certain circumstances as described in the second following paragraph.

The employment agreement with Mr. Hicks provides that he is entitled to a severance payment in the amount of $1 million in the event that his employment agreement is terminated by our company without Cause (as defined in the employment agreement) or he terminates his employment for Good Reason (as defined in the employment agreement). The agreement with Mr. Hicks also provides for a greater severance payment under certain circumstances as described in the following paragraph.

The employment agreements with Messrs. Hicks and Milne provide that the executive is entitled to a specified severance payment if the executive resigns (or his employment is otherwise terminated) within 90 days after Mr. Jacobs terminates his employment agreement for Good Reason (which for this purpose means the assignment to Mr. Jacobs of any duties inconsistent with, or a diminution of, his position, duties, titles, offices, responsibilities, and status with our company or any removal of Mr. Jacobs from his current positions or any failure to reelect Mr. Jacobs to his current positions). The specified severance payment is equal to a specified multiple of the sum of (x) the executive’s annual base salary in effect at the time of termination plus (y) the highest annual cash bonus (if any) paid by our company to the executive during the three-year period preceding the date of termination. The specified multiple used for calculating the severance payment is 9.655, in the case of Mr. Hicks, and 10.91, in the case of Mr. Milne.

The employment agreement with each executive also provides that if all or any portion of any payments or benefits which the executive is entitled to receive pursuant to the employment agreement, or pursuant to any other plan, arrangement or agreement in respect of our company or its affiliates, constitutes an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the executive is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by the executive pursuant to Section 4999 of the Code. Any payment constituting an “excess parachute payment” would not be deductible by our company.

Options.    Each of the agreements provides that all stock options at any time granted to the executive will automatically vest upon a “change of control” (as defined in the agreement) of our company.

Other Provisions.    The agreement with Mr. Hicks provides that at each annual meeting of the stockholders of our company which occurs during the term of the agreement and at which Mr. Hicks’ term as director would be scheduled to expire, we will nominate Mr. Hicks for re-election as a director.

Severance Agreement

Mr. Nolan’s employment with our company terminated effective December 6, 2002. Subsequent to such termination, we entered into a severance agreement with Mr. Nolan that provides, among other things, for the following:

•	We will pay to Mr. Nolan an initial payment of $19,852 plus 17 consecutive monthly installments of $24,721, the first of such installments commencing with January 2003.

However, if Mr. Nolan’s income from employment, self employment or consulting services exceeds a specified threshold, his right to receive installments due after June 1, 2003 will terminate.

•	Mr. Nolan was awarded 235,000 shares of restricted stock in 2001. Of such shares, (i) 199,750 shares have been forfeited and (ii) 35,250 have been vested (subject to the lock-up agreement described below).

•	Mr. Nolan may continue to exercise all outstanding options granted to him prior to termination of his employment until the original expiration date for such options (subject to the lock-up agreement described below). All such options were fully vested pursuant to their original terms prior to termination of his employment.

•	Mr. Nolan has agreed not to sell or transfer any of the securities that he has acquired from us or that he hereafter may acquire from us pursuant to outstanding options or warrants. This lock-up agreement will lapse with respect to one-third of the shares on December 6, 2005, an additional one-third on December 6, 2006 and an additional one-third on December 6, 2007. The lock-up agreement will also lapse upon a change of control (as defined in the agreement).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation/Stock Option committee has ever been an officer or employee of our company or its subsidiaries. None of the members of our Compensation/Stock Option committee had any relationship with our company in 2002 requiring disclosure under applicable rules of the SEC.

CERTAIN TRANSACTIONS

Mr. DeFeo is a director of our company. He is also chief executive officer and a director of Terex Corporation (“Terex”). We have from time to time purchased equipment from Terex and expect to do so in the future. We purchased approximately $52.3 million of equipment from Terex in 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation/Stock Option Committee (the “committee”) of the Board of Directors of United Rentals, Inc. (the “Company”) is responsible for developing, and recommending to the Board of Directors, the compensation policies for the executives of United Rentals. In setting these policies, our goals are to: (i) offer competitive compensation that will attract and retain the type of high caliber executives that the Company requires in order to achieve its objectives, (ii) motivate executives to achieve the Company’s business objectives and (iii) align the interests of executives with the interests of the Company and its stockholders. We believe that there is necessarily an element of subjectivity in establishing compensation levels for the Company’s executives and to date we have not followed specific objective performance criteria when establishing such compensation levels.

In setting compensation levels for 2002, we reviewed, among other things, the Company’s 2002 performance. We noted that the external operating environment was very challenging for the Company and other equipment rental companies in 2002. The Company and the industry were negatively affected by continued weakness in private, non-residential construction, which was down 16% in 2002 according to Department of Commerce data. This weakness reduced demand for equipment and put pressure on rates. As part of our review, we noted that the Company had outperformed its peer group and operating environment in a number of respects, including the following:

•	The Company in 2002 was solidly profitable (excluding non-cash goodwill write-offs). By contrast, most of the other publicly traded US equipment rental companies had losses and, in several cases, were in financial distress and in default under their debt obligations.

•	The Company’s stock price performance, although down significantly, continued to be significantly above the Deutsche Bank US Equipment Rental Index as shown in the performance graph included in this proxy statement.

•	The Company continued to take market share from weaker competitors and added 300,000 new customers in 2002, increasing its total customer base to 1.7 million.

The compensation paid in respect of 2002 to each of the Company’s current executive officers included the following components as described above in this proxy statement: (i) base salary, (ii) a bonus payable 50% in cash and 50% in stock, (iii) the extension of the term of certain outstanding options (without any change in the exercise price) and (iv) the acceleration of the vesting of a portion of the shares of restricted stock awarded in 2001. We established the total compensation for each executive based on our evaluation of a number of factors, including our review of the Company’s performance described above and the executive’s position and responsibilities, service and accomplishments, value to the Company and alternative opportunities.

Members of the Compensation Committee

Gerald Tsai, Jr.

Christian M. Weyer

REPORT OF THE AUDIT COMMITTEE

In connection with the audited financial statements contained in the Company’s 2002 Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with the Company’s management;

•	discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards (“SAS”) 61, Communication with Audit Committees, as amended by SAS 90;

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors their independence; and

•	based on the foregoing review and discussions, recommended to the board of directors that the audited financial statements be included in the Company’s 2002 Annual Report on Form 10-K.

AUDIT COMMITTEE

Michael S. Gross

Gerald Tsai, Jr.

Christian M. Weyer

PERFORMANCE GRAPH

The following performance graph compares, during the period from December 31, 1997 to December 31, 2002, the cumulative total return of our common stock to the cumulative total return of (i) the Standard & Poor’s 500 Index and (ii) the Deutsche Bank U.S. Equipment Rental Index. The comparison in the graph assumes the investment of $100 in our common stock and the aforementioned indexes on December 31, 1997, and the reinvestment of all dividends.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2002 through December 31, 2002 all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with on a timely basis, except that Mr. Tsai filed a late Form 5 relating to his receipt of 3,786 shares of restricted stock in connection with his becoming a director.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

Our board of directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of our company for 2003, subject to ratification by the stockholders. Ernst & Young LLP has audited the financial statements of our company since our inception.

In the event that the stockholders fail to ratify this reappointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this reappointment is ratified, our board of directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the board believes that such a change would be in the best interest of our company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the annual meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Information Concerning Fees Paid to Our Auditors

Set forth below is certain information concerning fees billed to us by Ernst & Young LLP in respect of services provided in 2002 and 2001. As indicated below, in addition to auditing and reviewing our financial statements, Ernst & Young LLP provided us with other services in 2002 and 2001. The Audit Committee has determined that the provision of these other services is compatible with maintaining the independence of Ernst & Young LLP.

Audit Fees.    The audit fees billed for professional services rendered by Ernst & Young LLP in fiscal years 2002 and 2001 were $2,773,000 and $2,782,000, respectively. The audit fees included (1) the audit of the Company’s annual consolidated financial statements and the review of the consolidated financial statements included in the Company’s quarterly reports for fiscal years 2002 and 2001 in the amount of $1,590,000 and 1,400,000, respectively, (2) statutory audit reports in fiscal years 2002 and 2001 for $890,000 and $970,000, respectively and (3) procedures performed relating to consents for registration filings with the SEC and accounting consultation services in fiscal years 2002 and 2001 which amounted to $293,000 and $412,000, respectively.

Audit Related Fees.    The audit related fees billed for professional services rendered by Ernst & Young LLP in connection with the Company’s employee benefit plans in fiscal years 2002 and 2001 were $131,000 and $405,000, respectively.

Tax Fees.    Tax fees billed to the Company by Ernst and Young LLP in fiscal years 2002 and 2001 were $1,992,000 and $2,567,000, respectively. The fiscal years 2002 and 2001 tax fees related to (1) compiling of data for tax returns in fiscal years 2002 and 2001 for $540,000 and $852,000, respectively, (2) human resource tax consulting projects in fiscal years 2002 and 2001 for $798,000 and $845,000, respectively, and (3) other various tax consulting projects in fiscal years 2002 and 2001 for $654,000 and $870,000, respectively.

All Other Fees.    Ernst & Young LLP billed the Company fees of $31,000 in fiscal 2001 for litigation support services. No such fees were incurred in fiscal 2002. No professional services were rendered or billed by Ernst & Young LLP for financial information systems design and implementation for the fiscal years 2002 and 2001.

Voting

Ratification of the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of our company for 2003 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The board of directors recommends that you vote FOR such ratification (designated as Proposal 2 on the enclosed proxy card).

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Notice Required to Include Proposals in Our Proxy Statement

We will review for inclusion in next year’s proxy statement shareholder proposals received by January 1, 2004. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: John N. Milne, Corporate Secretary.

Notice Required to Bring Business Before an Annual Meeting

Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2004 annual meeting of stockholders, must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

If a stockholder notifies us after March 17, 2004, of an intention to present a proposal at the 2004 annual meeting of stockholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

OTHER MATTERS

The board of directors of our company does not know of any matter to be presented for action at the meeting other than the proposals described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the board of directors’ recommendations.

APPENDIX A

UNITED RENTALS, INC.

AUDIT COMMITTEE CHARTER-EFFECTIVE APRIL 23, 2003

Purpose

The purposes of the Audit Committee (the “Committee”) are to:

1.    assist the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the Company’s compliance with legal and regulatory requirements; and

2.    prepare the report required by the rules of the Securities Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement and any other reports that the rules of the Commission may require of a company’s audit committee.

Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange (including, without limitation, any requirements adopted pursuant to Section 10A(m)(3) of the Securities Exchange Act of 1934). At least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board shall appoint the members of the Committee and may replace the members of the Committee.

Operation of Committee

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Committee shall annually review the Committee’s own performance.

Committee Authority and Responsibilities

The Committee shall have the sole authority to: (1) appoint or replace the independent auditor (subject, if applicable, to shareholder ratification) and (2) approve compensation arrangements for the independent auditor.

The Committee shall be directly responsible for the oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

The Committee, to the extent it deems necessary or appropriate, shall perform the following additional duties and responsibilities:

Financial Statement and Disclosure Matters

1.    Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.    Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.    Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

4.    Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

5.    Review and discuss periodically reports from the independent auditor on:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.    Discuss with management and the independent auditor the effect on the Company’s financial statements of regulatory and accounting initiatives.

7.    Discuss with management and the independent auditor the Company’s off-balance sheet structures and liabilities and their effect on the Company’s financial statements.

8.    Periodically review with management its evaluation of the Company’s internal control structure and procedures for financial reporting, and periodically review management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

9.    Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.    Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Oversight of the Company’s Relationship with the Independent Auditor

11.    Review and evaluate the lead partner of the independent auditor team.

12.    Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

13.    Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

14.    Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15.    Ensure the rotation of the audit partners as required by law.

16.    Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

17.    Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.    Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.    Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

20.    Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.    Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

UNITED RENTALS, INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints Bradley S. Jacobs, John N. Milne, Wayland R. Hicks or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the “Company”) to be held on May 28, 2003 at 3:00 p.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company and (subject to the following sentence) all shares of preferred stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of preferred stock with respect to any matter as to which the holders of such preferred stock have the right to vote as a separate class.

(To be Signed on Reverse Side)

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

☒  Please mark your votes as in this example.

1. Election of Directors	For ☐	Withheld ☐	Nominees: Ronald M. DeFeo Gerald Tsai, Jr.

For, except vote withheld from the following nominee: ___________________________________

2. Ratification of Appointment of Independent Auditors			For Against Abstain ☐ ☐ ☐

SIGNATURE(S)                                               DATE

NOTE: Please sign exactly as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.